GREENBRIAR CAPITAL (U.S.) LLC

AND

CAPTIVA VERDE LAND CORP.

JOINT VENTURE SETTLEMENT AGREEMENT

June 22, 2023

Settlement Agreement

THIS AGREEMENT is dated effective June 22, 2023.

BETWEEN:

GREENBRIAR CAPITAL (U.S.) LLC, a Delaware limited liability company

(the "Company")

AND:

CAPTIVA VERDE LAND CORP., a corporation duly incorporated under the laws of the Province of British Columbia

WHEREAS:

A. On October 6, 2018, the Company entered into an agreement to sell a 50% undivided interest in the Sage Ranch project to Captiva, which represents a non-arm's length transaction. The Company received 10,687,500 common shares of the Captiva which had a fair value of $1,068,750 and $112,500 in cash for total consideration of $1,181,250 ("Sale Agreement").

On August 10, 2020, the Company entered into an option and joint venture agreement (the "Option and Joint Venture Agreement") with Captiva amending the terms of the original agreement.

Pursuant to the terms of the Option and Joint Venture Agreement, Captiva's 50% interest in the Sage Ranch Project was converted into an option to earn (the "Option") a 50% net profits interest in the Sage Ranch project by:

1. Captiva paying the Company a cash payment of $112,500 (the "Cash Payment") (Captiva satisfied this payment in 2018 under the terms of the Sale Agreement);

2. Captiva issuing the Company common shares (the "Share Payment") (Captiva satisfied this payment in 2018 through the issuance of 10,687,500 common shares under the terms of the Sale Agreement); and

3. Captiva funding the applicable permitting and development costs for the Sage Ranch Project (Captiva is in default on such funding obligations as no funding has been provided since November 2021)

NOW THEREFORE THIS AGREEMENT WITNESSES in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. SETTLEMENT OF OUTSTANIDNG OPTION

1.1 Greenbriar and Captiva have agreed to sever the Option and Joint Venture Agreement in exchange for Greenbriar paying Captiva 10% of Sage Ranch's net profit per year until the $5,591,588 that Captiva has spent on the property is repaid. Subsequent to the amount being repaid, Captiva will no longer have any further interest in the Sage Ranch project.

2. NOTICES

2.1 Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be sent by prepaid registered mail deposited in a post office in Canada addressed to the party entitled to receive the same, or delivered to such party, at the address for such party specified or by facsimile, in each case addressed as applicable as follows:

(a) If to the Optionee at:

Captiva Verde Land Corp.
Attn: Anthony Balic, CFO
1201-1166 Alberni Street
Vancouver, BC Canada
V6E 3Z3 604-312-2425

(b) If to the Optionor at:

Greenbriar Capital (U.S.) LLC
Attn: Jeffrey Ciachurski, CEO
9 Landport Newport Beach, CA
92660 Tel: 949-903-5906

or to such other address as is specified by the particular party by notice to the others.

2.2 The date of receipt of such notice, demand or other communication will be the date of delivery thereof if delivered or the date of sending it by facsimile, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

2.3 Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

3. GENERAL

3.1 This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

3.2 No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

3.3 The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

3.4 This Agreement and any other writing delivered pursuant hereto may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

3.5 This Agreement will be governed and construed according to the laws of the Province of British Columbia and the laws of Canada applicable therein and the parties hereby attorn to the jurisdiction of the Courts of British Columbia in respect of all matters arising hereunder.

3.6 This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

Signatures:

IN WITNESS WHEREOF Greenbriar and Captiva have caused this Agreement to be executed by their duly authorized officers.

CAPTIVA VERDE LAND CORP.

Per: /s/ Anthony Balic

Anthony Balic
CFO

GREENBRIAR CAPITAL (U.S.) LLC

Per:  /s/ Jeff Ciachurski
 Jeff Ciachurski
 CEO